EXHIBIT 10.3

BankUnited, N.A. 7815 NW 148th Street Miami Lakes, FL33016 T877 779 2265 www.bankunited.com

November 8, 2021

LightPath Technologies, Inc.

2603 Challenger Tech Court

Suite 100

Orlando, Florida 32826

Attention: Sam Rubin, President and CEO

Re:	Loan Agreement dated February 26, 2019 by and between LightPath Technologies, Inc. et. al. and Bank United, N.A. as amended (the “Loan Agreement”)

NOTICE OF DEFAULT AND WAIVER

Dear Mr. Rubin:

Under the terms of the referenced Loan Agreement LightPath Technologies, Inc. (“Borrower”) is required to maintain a minimum Fixed Charge Coverage Ratio and Total Leverage Ratio (as defined in the Loan Agreement) to be tested quarterly. As of September 30, 2021 you were not in compliance with those covenants (“Covenant Defaults”).

Bank:United, N.A. (“Lender”) is waiving the September 30, 2021 covenant non- compliance.

The Lender will waive compliance for the Fixed Charge Coverage Ratio and the Maximum Total Leverage Ratio covenant (as defined in the Loan Agreement) for the period ending September 30, 2021.

The foregoing waiver is without prejudice to all of the rights and remedies afforded Lender in the Loan Agreement and the related loan documents (the “Loan Documents”) for any other breach thereof, all of which rights and remedies are hereby expressly reserved.

The Covenant Default described herein does not necessarily constitute all of the defaults or Events of Default which currently may exist under the Loan Documents, and the specific reference to the Covenant Default is not intended to, nor shall, be a waiver or implied waiver thereof.

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In no event and under no circumstance shall this letter or the prior or future collection of any principal, interest or fees by Lender be construed to: (i) cure any Covenant Default or any other default or Event of Default (whether described or referred to herein or otherwise), (ii) waive, limit, prejudice, condition or otherwise adversely affect any rights, remedies, privileges or powers of Lender under the Loan Documents or applicable law (including, without limitation, Lender’s right to foreclosure on any and all collateral covered by the Loan Documents), all of which are hereby expressly reserved, (iii) cause a modification or amendment of the Loan Documents, except as expressly set forth herein, (iv) modify, change, diminish, postpone or release any of Borrower’s obligations or liabilities Wider the Loan Documents or any other liability Borrower may have to Lender, or (v) limit Lender’s right to demand any and all sums which are or may hereafter become due and payable Wider the Loan Documents or otherwise including, without limitation, collection costs and attorney’s fees.

This letter is not intended to establish a custom or course of dealing between Borrower and Lender. The delivery by Lender of this letter shall not constitute or create a right to notice or demand on any future occasion that is not otherwise required Wider the Loan Documents.

Very truly yours,

/s/ Monica Antongeorgi
Senior Vice President

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Agreed:

LightPath Technologies, Inc.

___________________________

By:/s/Sam Rubin

Sam Rubin

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